EXHIBIT-21.1
                         Vectren Utility Holdings, Inc.
                         SUBSIDIARIES OF THE REGISTRANT


WHOLLY OWNED SUBSIDIARIES
- Southern Indiana Gas and Electric Company, Incorporated in Indiana (D/B/A Vectren Energy Delivery of Indiana)
-        Indiana Gas Company, Inc., Incorporated in Indiana and Ohio
         (D/B/A Vectren Energy Delivery of Indiana)
-        Vectren Energy Delivery of Ohio, Inc., Incorporated in Ohio